                                  EXHIBIT 99.1






                       FOR:           CALIFORNIA AMPLIFIER, INC.

                       APPROVED BY:   Fred Sturm, Chief Executive Officer

                       CONTACTS:      Fred Sturm, Chief Executive Officer
                                      Michael Ferron, Chief Financial Officer
                                      (805) 987-9000

                                      Morgen-Walke Associates
                                      Chris Danne, Jennifer Jarman
                                      (415) 296-7383
                                      Patricia Walsh / Mark Owen
                                      (212) 850-5600/(212) 850-5698


FOR IMMEDIATE RELEASE

               CALIFORNIA AMPLIFIER PURCHASES SATELLITE PRODUCT LINES
                         FROM GARDINER COMMUNICATIONS CORP.


              ACQUISITION ALLOWS IMMEDIATE ENTRY INTO U.S. DBS MARKET


CAMARILLO, CA/APRIL 20, 1999 --- California Amplifier, Inc. (Nasdaq: CAMP) announced that it has acquired the technology and product rights to substantially all of Gardiner Communications Corp.'s products. Gardiner designs, manufactures, and markets satellite television downconverters, including Ku-band, Single/Dual output, United States Direct Broadcast Satellite (DBS) products, a Ku-band universal for European markets, and a C-Band for Asian markets. In addition, the Company purchased manufacturing and development related equipment and inventory from Gardiner to support these product lines. The total purchase price, including related costs, is approximately $9.1 million, of which $3.5 million relates to the acquisition of product and technology rights

     Gardiner, a privately held company headquartered in Garland, Texas sells DBS products to, among others, Echostar Communications (Nasdaq: DISH), Thomson Consumer Electronics, and Hughes Network Systems (NYSE: GMH) and had worldwide sales of approximately $21.0 million and operating income of approximately $800,000 for the year ended December 31, 1998. These results are unaudited. California Amplifier expects the acquisition to contribute slightly to its consolidated operating results in the current quarter ending May 29, 1999.

     Under the arrangement, the companies have agreed that Gardiner will continue to manufacture U.S. DBS products in its Texas manufacturing facility, under a sub-contract arrangement. California Amplifier will hire certain Gardiner employees to coordinate the manufacturing efforts on current DBS products and to develop future DBS products for the United States and Europe.

     Fred Sturm, Chief Executive Officer of California Amplifier, commenting on the acquisition stated, "We are very pleased that we were able to acquire Gardiner's satellite television product lines. This acquisition provides California Amplifier an immediate and significant entry into the mainstream United States and European Direct Broadcast Satellite markets, which are integral to our strategic plan for our Satellite business unit. We believe California Amplifier and Gardiner are combining their individual strengths to better serve our customer product and volume requirements in a rapidly growing worldwide satellite television market."

     Mr. Sturm continued, "This acquisition, which strengthens our position in the satellite television market, does not change our commitment to wireless video, voice and data markets where we believe there are significant opportunities, particularly in telephony and high speed Internet access. In fact, this arrangement should benefit us in both markets as we more effectively utilize and leverage our manufacturing and design infrastructure."

     The Company will pay $6.0 million in cash and Gardiner stockholders will receive a $3.1 million 8% one year note payable, of which approximately $2.2 million can be converted into 525,000 shares of the Company's common stock at $4.25 per share on April 19, 2000. The $4.25 per share conversion price is approximately 150% of the average closing price for the twenty-day trading period prior to the acquisition. However, if the average closing price of the Company's common stock for the immediate twenty trading days prior to April 19, 2000 is less than $4.25 per share, Gardiner stockholders can elect to extend the note for at least an additional six months, but not more than one year, with the right to convert a portion of the debt into 525,000 shares of the Company's common stock at a lower per share conversion price equal to the average closing price for the twenty day trading period prior to April 19, 2000.

     In conjunction with the acquisition the Company has obtained a $6.0 million credit facility from a bank.

     Mr. Sturm commented, "The combination of seller financing and the availability of funds under the bank arrangement allows us to make this acquisition and maintain the cash liquidity position we have worked hard to achieve over the last year."

     The statements discussed in this press release with respect to sales, operating results, markets, and new products may be forward looking statements that involve risk and uncertainties, including without limitation, product demand, competitive products, market acceptance of new product introductions, and other risks and uncertainties that are detailed from time to time in the Company's SEC reports, including Quarterly Reports on Form 10-Q and Annual Reports of Form 10-K. Copies of the Company's most recent Form10-Q and Form 10-K can be obtained from the Company on request.

     California Amplifier, an ISO 9001 certified company, designs and manufactures a broad line of amplifiers, downconverters, antennas, and integrated products for the reception of microwave signals used primarily in conjunction with broadband communications worldwide. The Company's Satellite business unit produces reception components for worldwide DBS/DTH transmissions as well as consumer and commercial grade products for both C and Ku band applications. The Wireless business unit provides reception solutions for the Wireless Cable (MMDS) industry and markets MultiCipher-Registered Trademark-, a proprietary broadband encryption technology for conditional access of multichannel television systems. The Voice & Data business unit produces two-way wireless solutions for innovative voice, video, telephony, interactive, and networking applications. Micro Pulse, a consolidated subsidiary with 50.5% ownership investment, designs and manufactures components for a broad range of antennas, primarily for GPS and wireless applications.

                                       # # #